EXHIBIT 99.1

TANGER FACTORY OUTLET CENTERS, INC.

News Release

TANGER REPORTS SECOND QUARTER 2011 RESULTS
Second Quarter Same Center NOI Increases 3.8%
Tenant Comparable Sales Increase 6.8%

Greensboro, NC, August 2, 2011, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported its financial results for the quarter and six months ended June 30, 2011. Funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 33.9% for the three months ended June 30, 2011 to $29.6 million, or $0.32 per share, as compared to FFO of $22.1 million, or $0.24 per share, for the three months ended June 30, 2010. For the six months ended June 30, 2011, FFO increased 15.9% to $59.2 million, or $0.64 per share, as compared to FFO of $51.1 million, or $0.55 per share, for the six months ended June 30, 2010.

“Our strong operating performance continued through the second quarter. Same center net operating income increased by 3.8% for the quarter and 4.9% for the first half of the year. Tenant comparable sales increased 6.8% for the quarter and 4.6% for the rolling twelve months. Leasing activity remained robust, with a positive second quarter straight-line basis spread for renewals and re-tenanted space of 26.1%,” commented Steven B. Tanger, President and Chief Executive Officer. “We have had an extremely productive quarter, integrating three newly acquired outlet centers into our portfolio, and embarking upon two joint ventures to build new developments in the Washington, DC and Houston, Texas markets. We also secured capital to fuel our growth in the form of a $150 million unsecured bridge loan and a 4.6 million common share offering that provided proceeds of $117.3 million, net of offering expenses,” he added.

FFO for all periods shown was impacted by a number of charges as described in the summary below (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30		June 30,
	2011	2010	2011	2010
FFO as reported	$29,600	$22,106	$59,222	$51,115
As adjusted for:
Acquisition costs	974	—	1,541	—
Abandoned development costs	—	365	158	365
Termination of interest rate swap derivatives	—	6,142		6,142
Impairment charge	—	—	—	735
Loss on early extinguishment of debt	—	563		563
Gain on sale of outparcel	—	—	—	(161)
Demolition costs	—	641	—	699
Impact of above adjustments to the allocation
of FFO to participating securities	(8)	(60)	(16)	(69)
FFO as adjusted	$30,566	$29,757	$60,905	$59,389
FFO per share as adjusted	$0.33	$0.32	$0.65	$0.64

Excluding these charges, adjusted FFO for the second quarter and six months ended June 30, 2011 would have been $0.33 and $0.65 per share respectively.

The company's FFO for the second quarter and six months ended June 30, 2011 also include a charge of approximately $848,000, or $0.01 per share representing its one-third share of the incremental default interest being accrued at its Deer Park joint venture, described in more detail below.

Net income available to common shareholders for the three months ended June 30, 2011 increased 179.0% to $9.3 million or $0.11 per share, as compared to net income of $3.3 million, or $0.04 per share for the three months ended June 30, 2010. For the six months ended June 30, 2011 net income available to common shareholders increased 307.0% to $18.5 million or $0.23 per share, as compared to net income of $4.5 million, or $0.06 per share for the six months ended June 30, 2010. Net income available to common shareholders for the above periods were also impacted by the charges described above.

Net income and FFO per share amounts above are on a diluted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.
Second Quarter Highlights

•	Completed the acquisitions of Prime Outlets Jeffersonville (Ohio) on June 28, 2011, and Atlantic City Outlets The Walk (New Jersey) and Ocean City Factory Outlets (Maryland) on July 15, 2011

•	Announced joint ventures for the development of Tanger Outlet Centers in the Houston, Texas and Washington, DC markets

•	Completed an offering of 4.6 million common shares at $25.662 per share; net proceeds to the company of $117.3 million at closing on July 6, 2011

•	Completed a $150 million unsecured 90-day bridge loan priced at 160 basis points over LIBOR, with three 90-day extension options

•	Finalized and executed the co-ownership documentation for our 50/50 joint venture with RioCan Real Estate Investment Trust

•	Upgrade in outlook received from Standard & Poor's from Stable to Positive

•	26.2% debt-to-total market capitalization ratio as of June 30, 2011 compared to 23.2% last year

•	3.75 times interest coverage for the second quarter ended June 30, 2011

•	3.8% increase in same center net operating income during the quarter compared to 2.4% last year

•	26.1% blended increase in average base rental rates on renewed and released space during the quarter, compared to 12.5% last year

•	97.8% period-end wholly-owned portfolio occupancy rate at June 30, 2011, up from 96.9% at June 30, 2010 and 96.7% at March 31, 2011

•	Reported tenant comparable sales increased by 4.6% to $361 per square foot for the rolling twelve months ended June 30, 2011
National Portfolio Drives Operating Results

During the first six months of 2011, Tanger executed 373 leases, totaling 1,660,000 square feet throughout its wholly-owned portfolio. Lease renewals during the first six months accounted for 1,191,000 square feet, which generated a 14.9% increase in average base rental rates and represented 69.8% of the square feet originally scheduled to expire during 2011. Base rental increases on re-tenanted space during the first six months averaged 51.5% and accounted for the remaining 469,000 square feet.

Same center net operating income increased 3.8% for the second quarter of 2011 compared to 2.4% last year and increased 4.9% for the first six months of 2011 compared to 1.7% last year. Reported tenant comparable sales for Tanger's wholly owned properties for the rolling twelve months ended June 30, 2011 increased 4.6% to $361 per square foot. Tenant comparable sales for the three months ended June 30, 2011 increased 6.8% compared to 4.8% in the previous year.

Investment Activities Provide Potential Future Growth

On May 23, 2011, Tanger announced the formation of a 50/50 joint venture agreement with The Peterson Companies for the development, management, construction, leasing and management of Tanger Outlets at National Harbor. National Harbor, the Washington, DC metro area's premier waterfront resort destination, includes fine restaurants, distinctive retail, office, residences, and a number of world-class hotels including the Gaylord National Resort and Convention Center. Developed by The Peterson Companies, National Harbor comprises 350 acres of prime real estate along the scenic Potomac River in Prince George's County. When completed, the 350,000 square foot Tanger Outlets at National Harbor will feature 80 brand name and designer outlet stores, located with easy access to I-495, I-95, I-295 and the Woodrow Wilson Bridge.

On June 28, 2011, Tanger closed on the acquisition of Prime Outlets at Jeffersonville for $134 million in cash. The acquisition adds approximately 410,000 square feet to the Tanger portfolio and expands the company's footprint into the state of Ohio. The center is Ohio's largest outlet shopping center and is centrally located in the tri-city area of Cincinnati, Columbus, and Dayton.

On June 30, 2011, Tanger announced the formation of a 50/50 joint venture agreement with Simon Property Group, Inc. for the development, construction, leasing and management of a Tanger Outlet Center south of Houston in Texas City, Texas. The center will be located approximately 30 miles south of Houston and 20 miles north of Galveston on the highly traveled Interstate 45, Exit 17 at Holland Road. Houston is currently the fourth largest U.S. city, and Galveston is a popular Gulf Coast getaway destination that attracts over 5 million visitors a year. When completed, the center will play host to over 90 brand name and designer outlet stores in the first phase of approximately 350,000 square feet, with ample room for expansion for a total build out of approximately 470,000 square feet.

On July 15, 2011, Tanger closed on the acquisition of substantially all of the economic interests in Phase I & II of Atlantic City Outlets The Walk and Ocean City Factory Outlets. The company is also under contract to purchase substantially all of the economic interests in Phase III of Atlantic City Outlets The Walk, which it expects to close by the end of 2011. The combined acquisition price, including Phase III, is estimated to be $199.3 million, which consists of approximately $125.8 million in cash and the assumption of approximately $73.5 million of indebtedness. Including all phases, the Atlantic City asset includes approximately 491,000 square feet, and Ocean City totals approximately 200,000 square feet. In addition to expanding the size of Tanger's portfolio, the acquisition increases the company's geographic footprint into New Jersey and Maryland.

Tanger and RioCan Real Estate Investment Trust recently finalized and executed the co-ownership documentation for the 50/50 joint venture to develop Tanger Outlet Centers in Canada. Completion of the co-ownership documents is a major step in our plans to offer tenants a platform for expansion across the Canadian border. Tenant interest for the joint venture's first development site in the Halton Hills area of Toronto remains strong as preleasing efforts continue.
Financing Activities

On June 27, 2011, Tanger completed a $150 million unsecured bridge loan facility with Wells Fargo Bank, National Association. Proceeds of the loan, which bears interest at 160 basis points over LIBOR based on Tanger's current long-term debt rating, were used to repay borrowings under the company's unsecured lines of credit. This interim facility matures September 26, 2011, and at its discretion, the Tanger may extend the maturity to June 22, 2012 by exercising each of its three ninety-day extension options. The remaining terms and conditions of the bridge loan are substantially the same as the company's lines of credit.

On June 29, 2011, Tanger's closing price was $26.32, and after the market close, the company announced a 4 million common share offering with Jeffries & Company as the sole underwriter. The transaction closed on July 6, 2011 with the issuance of 4.6 million common shares, including 600,000 shares issued and sold upon the full exercise of the underwriter's overallotment option. The company received $25.662 per share, which yielded proceeds of approximately $117.3 million after deducting estimated offering expenses.
Balance Sheet Summary

As of June 30, 2011, Tanger had a total market capitalization of approximately $3.4 billion including $886.6 million of debt outstanding, equating to a 26.2% debt-to-total market capitalization ratio. As of June 30, 2011, 62.6% of Tanger's debt was at fixed interest rates and the company had $182.0 million outstanding on its $400.0 million in available unsecured lines of credit and its $150.0 million bridge loan was fully funded. During the second quarter of 2011, Tanger continued to maintain a strong interest coverage ratio of 3.75 times.

Deer Park Joint Venture

On May 17, 2011, the $269.3 million in loans related to the company's Deer Park, New York joint venture matured and the joint venture did not qualify for the one-year extension option under the loans. Subsequently, the joint venture has been accruing interest expense at the default rate of approximately 9.2%, compared to the stated rate of approximately 1.7% based on current LIBOR and prime rates. Tanger's one-third share of the incremental interest expense for the second quarter was $848,000, or $0.01 per share. The joint venture partners continue to work with the administrative agent bank of the lender group to negotiate new financing terms for the property. Tanger has a long-term approach to its investment in the joint venture, and is hopeful that the joint venture will successfully refinance this asset based on the property's location and tenant mix, together with positive trends in occupancy, tenant sales and traffic.
Updated 2011 FFO Per Share Guidance

Based on Tanger's recent public offering of 4.6 million common shares, the closing of the unsecured bridge loan, the accretive impact of the acquisition of the Jeffersonville, Atlantic City, and Ocean City properties, along with the company's internal budgeting process, its view on current market conditions, and the strength and stability of its core portfolio, the company raised its internal forecast for 2011 by $0.03 per share. However, the company's estimates have also been adjusted downward approximately $0.02 per share to reflect the assumption that the default interest rate on the Deer Park joint venture loan continues through the end of 2011. As a result, Tanger currently believes its net income available to common shareholders for 2011 will be between $0.46 and $0.50 per share and its FFO available to common shareholders for 2011 will be between $1.38 and $1.42 per share.

The company's estimates do not include the impact of any additional rent termination fees, potential refinancing transactions, the sale of any out parcels of land or the sale or acquisition of any additional properties. The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the twelve months ended December 31, 2011:
	Low Range	High Range
Estimated diluted net income per share	$0.46	$0.50
Noncontrolling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including noncontrolling
interest share and our share of joint ventures	0.92	0.92
Estimated diluted FFO per share	$1.38	$1.42

Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Wednesday, August 3, 2011, at 10:00 A.M. Eastern. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Second Quarter 2011 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and is available by clicking the Investors link on www.tangeroutlet.com. SNL subscribers may also access the webcast via the SNL database, www.snl.com.
A telephone replay of the call will be available from August 4, 2011 starting at 1:00 P.M. Eastern through 11:59 P.M. August 10, 2011, by dialing 1-800-642-1687 (conference ID #78579878). Additionally, an online archive of the broadcast will also be available through August 10, 2011.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 37 upscale outlet shopping centers in 25 states coast to coast, totaling approximately 11.4 million square feet leased to over 2,400 stores operated by more than 415 different brand name companies. More than 175 million shoppers visit Tanger Factory Outlet Centers annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the three and six months ended June 30, 2011. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This press release contains forward-looking statements within the meaning of federal securities laws. These statements may include, but are not limited to, estimates of future net income per share and FFO per share, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the acquisition or development of new centers, and coverage of the current dividend as well as other statements regarding management's beliefs, expectations, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Contact: Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
REVENUES
Base rentals (a)	$48,393	$43,968	$94,612	$87,465
Percentage rentals	1,137	1,048	2,528	2,353
Expense reimbursements	20,616	18,429	41,821	37,948
Other income	1,955	1,850	3,879	3,571
Total revenues	72,101	65,295	142,840	131,337
EXPENSES
Property operating (b)	23,765	21,758	47,873	44,107
General and administrative	7,185	5,963	13,952	11,429
Acquisition costs	974	—	1,541	—
Abandoned development costs	—	365	158	365
Impairment charge	—	—	—	735
Depreciation and Amortization	17,858	17,109	35,823	43,583
Total expenses	49,782	45,195	99,347	100,219
Operating income	22,319	20,100	43,493	31,118
Interest expense	(10,713)	(7,951)	(21,038)	(15,899)
Loss on early extinguishment of debt (c)	—	(563)	—	(563)
Loss on termination of derivatives (d)	—	(6,142)	—	(6,142)
Income before equity in losses of unconsolidated joint ventures and discontinued operations	11,606	5,444	22,455	8,514
Equity in losses of unconsolidated joint ventures	(764)	(51)	(796)	(119)
Income from continuing operations	10,842	5,393	21,659	8,395
Discontinued operations	—	(1)	—	—
Net income	10,842	5,392	21,659	8,395
Noncontrolling interest in Operating Partnership	(1,420)	(524)	(2,839)	(734)
Net income attributable to Tanger Factory Outlet Centers, Inc.	9,422	4,868	18,820	7,661
Preferred share dividends	—	(1,407)	—	(2,813)
Allocation of earnings to participating securities	(165)	(143)	(357)	(312)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$9,257	$3,318	$18,463	$4,536

Basic earnings per common share:
Income from continuing operations	$0.11	$0.04	$0.23	$0.06
Discontinued operations	—	—	—	—
Net income	$0.11	$0.04	$0.23	$0.06

Diluted earnings per common share:
Income from continuing operations	$0.11	$0.04	$0.23	$0.06
Discontinued operations	—	—	—	—
Net income	$0.11	$0.04	$0.23	$0.06

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Funds from operations available to common
shareholders (FFO)	$29,600	$22,106	$59,222	$51,115
FFO per common share - diluted	$0.32	$0.24	$0.64	$0.55

a.
Includes straight-line rent and market rent adjustments of $1,442 and $894 for the three months ended June 30, 2011 and 2010 and $2,391 and $1,804 for the six months ended June 30, 2011 and 2010, respectively.

b.	Includes demolition costs related to our outlet center redevelopment in Hilton Head, South Carolina of $641 and $699 for the three and six months ended June 30, 2010, respectively.

c.	Represents the write-off of unamortized term loan origination costs related to the repayment of our $235.0 million term loan facility in June 2010 for the three and six months ended June 30, 2010.

d.
Represents a loss on termination of two interest rate swap agreements that were utilized as hedge instruments in relation to the variable rate payments from the $235.0 million term loan facility mentioned in (c) above.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS:
Rental property
Land	$144,329	$141,577
Buildings, improvements and fixtures	1,560,920	1,411,404
Construction in progress	3,367	23,233
	1,708,616	1,576,214
Accumulated depreciation	(477,687)	(453,145)
Rental property, net	1,230,929	1,123,069
Cash and cash equivalents	18,438	5,758
Rental property held for sale	—	723
Investments in unconsolidated joint ventures	4,592	6,386
Deferred lease and intangible costs, net	51,573	29,317
Deferred debt origination costs, net	6,783	7,593
Prepaids and other assets	55,274	44,088
Total assets	$1,367,589	$1,216,934

LIABILITIES AND EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $2,386 and $2,594 respectively)	$554,644	$554,616
Unsecured bridge note	150,000	—
Unsecured lines of credit	182,000	160,000
Total debt	886,644	714,616
Construction trade payables	27,333	31,831
Accounts payable and accrued expenses	27,129	31,594
Other liabilities	16,170	16,998
Total liabilities	957,276	795,039

Commitments

Equity
Tanger Factory Outlet Centers, Inc. equity
Common shares, $.01 par value, 300,000,000 shares authorized, 81,316,070 and 80,996,068 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	813	810
Paid in capital	607,756	604,359
Accumulated distributions in excess of net income	(253,213)	(240,024)
Accumulated other comprehensive income	1,683	1,784
Equity attributable to Tanger Factory Outlet Centers, Inc.	357,039	366,929
Equity attributable to noncontrolling interest in Operating Partnership	53,274	54,966
Total equity	410,313	421,895
Total liabilities and equity	$1,367,589	$1,216,934

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
FUNDS FROM OPERATIONS (a)	$10,842	$5,392	$21,659	8,395
Net income
Adjusted for:
Depreciation and amortization uniquely significant to real estate - discontinued operations	—	34	—	87
Depreciation and amortization uniquely significant to real estate - consolidated	17,686	16,984	35,493	43,343
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	1,336	1,280	2,642	2,545
Funds from operations (FFO)	29,864	23,690	59,794	54,370
Preferred share dividends	—	(1,407)	—	(2,813)
Allocation of earnings to participating securities	(264)	(177)	(572)	(442)
Funds from operations available to common shareholders	$29,600	$22,106	$59,222	$51,115
Funds from operations available to common shareholders per share - diluted	$0.32	$0.24	$0.64	$0.55

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	80,483	80,206	80,418	80,133
Effect of notional units	416	—	416	—
Effect of senior exchangeable notes	131	51	131	51
Effect of outstanding options	74	86	74	98
Diluted weighted average common shares (for earnings per share computations)	8,104	80,343	81,039	80,282
Exchangeable operating partnership units (b)	12,133	12,133	12,133	12,133
Diluted weighted average common shares (for funds from operations per share computations)	93,237	92,476	93,172	92,415

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	9,776	9,056	9,776	9,056
Partially owned - unconsolidated	948	948	948	948

Outlet centers in operation -
Wholly owned	33	31	33	31
Partially owned - unconsolidated	2	2	2	2

States operated in at end of period (c)	22	21	22	21
Occupancy at end of period (c) (d)	97.8%	96.9%	97.8%	96.9%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (non-controlling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.
Excludes the partially owned and unconsolidated properties in Wisconsin Dells, Wisconsin which is operated by us through a 50% ownership joint venture and in Deer Park, New York which is operated by us through a 33.3% ownership joint venture.

d.
Excludes for the 2011 periods our wholly-owned, non-stabilized center in Hilton Head I, South Carolina which opened March 31, 2011. Excludes for the 2010 periods our wholly-owned center in Commerce I, Georgia which was held for sale as of June 30, 2010.